Exhibit 99.1

P.O. BOX 219335 KANSAS CITY, MISSOURI 64121-9335	NYSE SYMBOL: KSU WWW.KCSOUTHERN.COM

Contact: William H. Galligan, Kansas City Southern, 816-983-1551, bgalligan@kcsouthern.com

David F. Garza Elected to Kansas City Southern’s Board of Directors

Kansas City, Mo., February 29, 2016 – Kansas City Southern (KCS) (NYSE:KSU) announced that effective February 26, 2016, David F. Garza, age 54, has joined its board of directors.

“KCS is pleased that David has agreed to join the board of directors,” said Robert J. Druten, Chair of the Board of Directors of KCS. “The Board conducted a very thorough director search process throughout 2015, and David stood out to us as the best candidate to help guide the Company in the future. He is a well-respected business and community leader who brings a valued independent perspective and insight on business and economic conditions in Mexico. David will help KCS be even more prepared to implement our business strategy and capitalize on opportunities in Mexico. We are excited about his addition to the board.”

Mr. Garza is currently Chairman and Chief Executive Officer of Maquinaria Diesel SA de CV (MADISA), a national distributor of heavy-duty construction equipment based in Monterrey, Mexico. Mr. Garza has served as a member of the board of directors of numerous other companies in Mexico, including Promotora Ambiental, S.A.B. de C.V., a publicly-traded company that provides private and domestic solid waste collection services, construction and operation of landfills, and services to the petroleum industry in Mexico

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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